NEXT 1 INTERACTIVE, INC. 2009 LONG-TERM INCENTIVE PLAN

SECTION 1.    PURPOSE.  The purposes of the Next 1 Interactive, Inc. 2009 Long-Term Incentive Plan (the “Plan”) are to encourage selected Employees and the Directors of Next 1 Interactive, Inc. (the “Company”) and its Affiliates to acquire a proprietary and vested interest in the growth and performance of the Company and to generate an increased incentive to contribute to the Company’s future success and prosperity, thereby enhancing the value of the Company for the benefit of stockholders and the ability of the Company to attract and retain individuals of exceptional talent.

SECTION 2.    DEFINITIONS.  As used in the Plan, the following terms shall have the meanings set forth below:

(a)   “Affiliate” means (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b)   “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share, Performance Unit, or Other Stock Unit Award granted pursuant to the provisions of the Plan.

(c)   “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, which may, but need not, be executed or acknowledged by both the Company and the Participant.

(d)   “Board” means the Board of Directors of the Company.

(e)   “Cause” means, unless otherwise provided by the Committee, (1) “Cause” as defined in any Individual Agreement to which the Participant is a party, or (2) if there is no such Individual Agreement or, if it does not define Cause, any of the following on the part of the Participant: an intentional failure to perform assigned duties; willful misconduct in the course of the Participant’s employment; breach of a fiduciary duty involving personal profit; or acts or omissions of personal dishonesty, any of which results in material loss to the Company or any of its Subsidiaries or Affiliates. The Committee shall, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

(f)   “Change in Control” has the meaning set forth in Section 12(b).

(g)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h)   “Committee” shall mean the Compensation Committee of the Board, or any successor to such committee, composed of no fewer than two directors, each of whom is a Non-Employee Director and an “outside director” within the meaning of Section 162(m) of the Code, or any successor provision thereto.

(i)   “Company” means Next 1 Interactive, Inc., a Delaware corporation.

(j)   “Continuing Directors” means: (i) individuals who, on the Effective Date, are directors of the Company; (ii) individuals elected as directors of the Company subsequent to the Effective Date for whose election proxies shall have been solicited by the Board; and (iii) any individual elected or appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships.

(k)   “Corporate Transaction” has the meaning ascribed thereto in Section 12(b)(iii).

(l)   “Covered Employee” means a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

(m)   “Director” means a director of the Company who has not been, during the immediately preceding 12-month period, an officer or employee of the Company or any Subsidiary.

(n)   “Effective Date” has the meaning set forth in Section 16.

(o)   “Employee” means any employee of the Company or any Affiliate.  Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, (1) an Employee shall be considered to have terminated employment or services and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer and (2) temporary absences from employment because of illness, vacation or an approved leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered terminations of employment or services.

(p)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)   “Fair Market Value” means, with respect to any property, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.  Unless otherwise determined by the Committee, the Fair Market Value of the Shares as of any date shall be the closing price of the Shares on the American Stock Exchange or, if there are no reported sales on such date, on the last day prior to such date on which there were sales of the Shares on the American Stock Exchange or, if the Shares are not listed on such exchange, on any other national securities exchange on which the Shares are listed.

(r)   “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

(s)   “Incentive Stock Option” means an Option granted to an Employee under Section 6 hereof that is designated as, and qualifies, an “incentive stock option” within the meaning of Section 422 of the Code or any successor provision thereto.

(t)   “Individual Agreement” means a written employment or consulting agreement between the Participant and the Company or an Affiliate.

(u)   “Non-Employee Director” means a person described in both (i) Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor definition adopted by the Securities and Exchange Commission, and (ii) Treasury Regulation Section 1.162-27(e)(3)(i), or any successor provision, adopted by the Department of the Treasury.

(v)   “Non-Qualified Stock Option” means an Option granted under Section 6 that is not an Incentive Stock Option.

(w)   “Option” means an Incentive Stock Option or a Non-Qualified Option granted to an Employee or a Director pursuant the Plan.

(x)   “Other Stock Unit Award” means any right granted to a Participant by the Committee pursuant to Section 10.

(y)   “Participant” means a Director or an Employee who is selected by the Committee to receive an Award under the Plan.

(z)   “Performance Award” means any Award of Performance Shares or Performance Units pursuant to Section 9.

(aa)   “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(bb)   “Performance Share” means any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares.

(cc)   “Performance Unit” means any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property other than Shares.

(dd)   “Person” means any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

(ee)   “Qualified Performance-Based Award” has the meaning set forth in Section 13.

(ff)   “Restricted Stock” means any Share issued to a Participant pursuant to Section 8.

(gg)   “Restricted Stock Award” means an award of Restricted Stock under Section 8.

(hh)   “Section 162(m) Exemption” has the meaning set forth in Section 13.

(ii)   “Shares” means the shares of common stock of the Company, par value $0.01 per share.

(jj)   “Stock Appreciation Right” means an Award granted pursuant to Section 7.

(kk)   “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(ll)   “Voting Securities” means the Company’s then outstanding securities entitled to vote generally in the election of directors.

SECTION 3.    ADMINISTRATION.

(a)   Committee.  The Plan shall be administered by the Committee.  The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan (including, without limitation, Section 13 relating to the Section 162(m) Exemption) as may from time to time be adopted by the Board, to:

(1)           select the Employees of the Company and its Affiliates of the Company to whom Awards may from time to time be granted hereunder;

(2)           determine the type or types of Award to be granted to each Employee hereunder;

(3)           determine the number of Shares to be covered by each Award granted to an Employee hereunder;

(4)           determine the terms and conditions of any Award granted to an Employee hereunder (including, but not limited to, the option price, any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company or any Subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the Shares relating thereto, based on such factors as the Committee shall determine;

(5)           determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended;

(6)           subject to subsection (b) below, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to performance goals;

(7)           determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; provided that the terms of any Award and any deferral satisfy the requirements of Section 409A of the Code and provided further that payout shall not be deferred beyond March 15 of the year following the year of vesting unless a deferral election in compliance with Section 409A of the Code has been made;

(8)           interpret and administer the Plan and any instrument or agreement entered into under the Plan;

(9)           establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(10)         make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) Code Section 409A.  Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of immediate taxation and/or tax penalties under Section 409A of the Code.  For purposes of clarification, (i) the Committee shall not modify, amend or adjust the terms and conditions of any Award if such modification, amendment or adjustment would cause such Award to become subject to Code Section 409A(a)(1) and (ii) this subsection (b) shall apply to any modification, amendment or adjustment made to an Award in connection with a Change in Control.

(c)   Committee Determinations.  Decisions of the Committee shall be final, conclusive and binding on all Persons, including the Company, any Participant, any stockholder and any Employee of the Company or any Affiliate.  A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

(d)   Board Authority.  Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award to not qualify for, or cease to qualify for, the Section 162(m) Exemption.  To the extent that any permitted action taken by the Board conflicts with any action taken by the Committee, the Board action shall control.

(e)   Delegation.  The Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by Delaware law, to one or more officers or a committee of officers the right to grant Awards to Employees who are not officers or directors of the Company.

(f)   Directors’ Awards.  Notwithstanding the foregoing or anything else to the contrary in the Plan, any action or determination by the Committee specifically affecting or relating to an Award to a  Director shall be approved and ratified by the full Board.

(g) No Liability; Indemnification.  Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or Committee shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement.  The Company and its Affiliates shall pay or reimburse any member of the Committee, as well as any Director, Employee or Consultant who takes action in connection with the Plan, for all expenses incurred with respect to the Plan, and to the full extent allocable under applicable law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorneys’ fees) arising out of their good faith performance of duties under the Plan.  The Company and its Affiliates may obtain liability insurance for this purpose.

SECTION 4.    SHARES SUBJECT TO THE PLAN.

(a)   Number of Shares.  Subject to adjustment as provided in Section 4(d), a total of 4,500,000 Shares shall be authorized for issuance under the Plan.  In the event that any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or in the event that withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares or by the withholding of Shares by the Company, only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares that remain available for issuance under the Plan.

(b)   Type of Shares.  Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market or otherwise.

(c)   Award Limits.  In addition to the individual Award limits set forth in Section 13 and subject to adjustment as provided in Section 4(d), the number of Shares that may be issued pursuant to Options intended to qualify as Incentive Stock Options shall be 4,500,000.

(d)   Change in Capitalization.  In the event of any change in corporate capitalization, such as a stock dividend, stock split or reverse stock split, or an extraordinary corporate transaction, such as a merger, reorganization, consolidation, recapitalization, spin-off, separation or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company, the Committee shall make such substitution or adjustments to reflect such change or transaction in (i) the aggregate number and kind of shares reserved for issuance Awards under the Plan (including specific limits applicable to Incentive Stock Options, Restricted Stock Awards, Performance Awards, Other Stock Unit Awards and other types of Awards), (ii) the limitation upon Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Awards and Performance Units to be granted to any Participant in any specific period, to the extent such adjustment does not cause any Qualified Performance-Based Award to fail to qualify for the Section 162(m) Exemption, (iii) the number, kind and grant price of shares subject to outstanding Options and Stock Appreciation Rights, and/or (iv) the number and kind of shares subject to other outstanding Awards granted under the Plan, and/or otherwise make such adjustments or changes as is equitable, in each case, as it may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.

SECTION 5.    ELIGIBILITY.  Any Employee or Director shall be eligible to be selected as a Participant; provided, however, that pursuant to Section 422 of the Code, Incentive Stock Options shall only be awarded to employees of the Company and/or any “parent” or “subsidiary” corporation” (within the meaning of Sections 424(e) and (f) of the Code) of the Company.

SECTION 6.    STOCK OPTIONS.  Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan.  Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve.  Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)   Option Price.  The exercise price per Share purchasable under an Option shall be determined by the Committee in its sole discretion on or before the date of grant.

(b)   Option Period.  The term of each Option shall be fixed by the Committee in its sole discretion and set forth in the Award Agreement; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted.

(c)   Exercisability.  Options shall be exercisable at such time or times as determined by the Committee at the time of grant (except as otherwise permitted under Section 3(a)) or as set forth in Section 12).

(d)   Method Of Exercise.  Subject to the other provisions of the Plan, any vested and exercisable Option may be exercised by the Participant in whole or in part, at any time during the Option term, by giving written notice of exercise to the Company specifying the number of Shares subject to the Option to be purchased.  Such notice shall be accompanied by payment in full of the exercise price by certified to bank check or such other instrument as the Company may accept.

(1)           If approved by the Committee, payment, in full or in part, may be made in the form of unrestricted Shares (by delivery of such Shares or by attestation) already owned by the Participant of the same class as the Shares subject to the Option based on the Fair Market Value of the Shares on the date the Option is exercised.

(2)           Payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds necessary to pay the exercise price and, if requested, reduced by the amount of any federal, state, local or foreign withholding and employment taxes, unless otherwise determined by the Committee.  To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

(3)           In addition, if approved by the Committee, payment in full or in part may also be made by instructing the Committee to withhold a number of such Shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Option (or applicable portion thereof).

(4)           No Shares shall be issued until full payment therefor has been made.  Except as otherwise provided in Sections 3(a)(7), 15(g) and 15(h), a Participant shall have all of the rights of a shareholder of the Company holding the Shares subject to such Option (including, if applicable, the right to vote the Shares and the right to receive dividends), when the Participant has given written notice of exercise, has paid in full for such Shares and, if requested by the Company, has given the representation described in Section 15(h).

(e)   Form of Settlement.  In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities..

SECTION 7.    STOCK APPRECIATION RIGHTS.  Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6.  The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.  Any Stock Appreciation Right related to a Non-Qualified Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option.  Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted.  In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the Stock Appreciation Right.  Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised.  The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right, as it shall deem appropriate; provided that a Stock Appreciation Right shall not have a term of greater than ten years.  Any payment by the Company in respect of such Stock Appreciation Right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

SECTION 8.    RESTRICTED STOCK.

(a)   Issuance.  Restricted Stock Awards may be issued hereunder to Participants, for cash consideration, no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan.  A Restricted Stock Award shall be subject to restrictions imposed by the Committee, such as restrictions on the right to retain such Shares, vote such Shares and the right to receive any cash dividends, during a period of time specified by the Committee (the “Restriction Period”).  Such restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.  The provisions of Restricted Stock Awards need not be the same with respect to each Participant or with respect to separate Awards granted to the same Participant.

(b)   Registration.  Any Restricted Stock issued hereunder may be evidenced in such manner, as the Committee, in its sole discretion, shall deem appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates.  In the event any stock certificates are issued in respect of shares of Restricted Stock awarded under the Plan, such certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award.  The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by the Award.

(c)   Forfeiture.  Except as otherwise determined by the Committee at the time of grant or thereafter, upon termination of employment or services for any reason during the Restriction Period, all Shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and reacquired by the Company.  Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the Participant promptly after expiration of the period of forfeiture, as determined by the Committee.

SECTION 9.    PERFORMANCE AWARDS.  Performance Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan.  The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award.  Except as provided in Section 12, Performance Awards will be distributed only after the end of the relevant Performance Period.  Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment, unless otherwise provided in the applicable Award Agreement.  The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee.  Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis; provided that the terms of such Award and any deferral satisfy the requirements of Section 409A of the Code and provided further that payout shall not be deferred beyond March 15 of the year following the year of vesting unless a deferral election in compliance with Section 409A of the Code has been made.

SECTION 10.    OTHER STOCK UNIT AWARDS.

(a)   Stock and Administration.  Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan.  Other Stock Unit Awards may be paid in Shares, cash or any other form of property, as the Committee shall determine.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees of the Company and its Affiliates to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards.  The provisions of Other Stock Unit Awards need not be the same with respect to each Participant or with respect to separate Awards granted to the same Participant.

(b)   Terms and Conditions.  Shares (including securities convertible into Shares) subject to Awards granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law.  Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 10 shall be purchased for such consideration as the Committee shall determine in its sole discretion.

SECTION 11.    DIRECTOR AWARDS

(a)   Grant of Shares.  Each Non-Employee Director who remains as such on the last day of any given fiscal quarter shall be issued quarterly, in arrears, within 60 days of the last day of each fiscal quarter, such number of Shares as shall have a fair market value equal to $3,000, with such fee being pro-rated for any Non-Employee Director who serves as such for less than such full fiscal quarter.  Notwithstanding the foregoing, the maximum number of shares granted to any Non-Employee Director pursuant to this subsection (a) with respect to any fiscal quarter shall be 4,000.  Shares granted to Non-Employee directors pursuant to this Section 11 shall be fully vested at the time of grant.

(b) Grant of Options.  Each Non-Employee Director who remains as such on the last day of any given fiscal quarter shall be issued quarterly, in arrears, effective as of the last day of each fiscal quarter, a Non-Qualified Stock Option to acquire such number of Shares (subject to restrictions and risk of forfeiture as set forth in Section 11(c) below) as shall have a Fair Market Value equal to $4,500, at a per share exercise price equal to the Fair Market Value, with such number of Shares subject to such Option being pro-rated for any Non-Employee Director who serves as such for less than such full fiscal quarter.

(c) Option Vesting and Forfeiture.  All Options granted to Non-Employee Directors pursuant to this Section shall become vested and exercisable in equal thirds on each of the first, second and third anniversaries of the date of grant; provided, that a Non-Employee Director’s unvested Options shall be forfeited in the event of a voluntary resignation or a voluntary decision not to stand for reelection to the Board of such Non-Employee Director, but excluding a voluntary resignation or voluntary decision not to stand for reelection within one year of a Change in Control.

SECTION 12.   CHANGE IN CONTROL PROVISIONS.

(a) Impact of Event.  In order to maintain the Participants’ rights in the event of any Change in Control of the Company, as hereinafter defined, the Committee, as constituted before such Change in Control, may, in its sole discretion, as to any Award (except Shares granted pursuant to Section 11), either at the time an Award is made hereunder or any time thereafter, take any one or more of the following actions (which may vary among individual Participants and which may vary among Awards held by any individual Participant): (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award; (ii) provide for the purchase, at the Participant’s request, of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable; (iii) terminating fully-vested Options and Stock Appreciation Rights immediately following a Change in Control (after providing an opportunity for Participants to exercise such Awards), (iv) canceling an Option or Stock Appreciation Right if the price paid per Share in connection with such Change in Control is less than the exercise or grant price of such Award; and/or (v) making such other adjustment to any Award then outstanding as the Committee deems appropriate to equitably reflect such Change in Control, including, without limitation, causing such Awards to be assumed or new rights substituted therefor, by the acquiring corporation after such Change in Control.

(b) “Change in Control” shall mean, except as may otherwise be provided in the terms of the Award, the first to occur of any of the following:

(i)           an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the Voting Securities excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company or one of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 12(b);

(ii)          a change in the composition of the Board during any twelve-month period, such that the individuals who were Continuing Directors as of the beginning of such twelve-month period do not constitute a majority of the Board.

(iii)         consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Shares and the Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (C) individuals who were Continuing Directors prior to such transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; and

(iv)         the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

SECTION 13.   CODE SECTION 162(m) PROVISIONS.

(a)   Application of 162(m).  Notwithstanding any other provision of the Plan, if the Committee determines at the time Restricted Stock, a Performance Award or an Other Stock Unit Award is granted to a Participant who is then an officer that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 13 is applicable to such Award.

(b)   Performance Criteria.  If Restricted Stock, a Performance Award or an Other Stock Unit Award is subject to this Section 13, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following profit or cash generation targets on an absolute or per share basis:  operating earnings, net earnings, return on equity, income, market share, stockholder return, combined ratio, level of expenses or growth in revenue, earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, cash flow, gross margin percent, operating income as a percentage of sales, market share targets, and profitability targets as measured through return ratios, such as return on average equity, return on net assets employed, and return on capital employed.  Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable Affiliate or division of the Company) under one or more of the measures described above relative to the performance of other corporations or an index covering multiple companies.  The measurement of performance goals may exclude impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles.  Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

(c)   Restriction on Acceleration of Vesting or Payment.  Notwithstanding any provision of the Plan other than Section 12, with respect to any Restricted Stock, Performance Award or Other Stock Unit Award that is subject to this Section 13, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant or such other event as may be permitted pursuant to the Section 162(m) Exemption.

(d)   Other Restrictions.  The Committee shall have the power to impose such other restrictions on Awards subject to this Section 13 (“Qualified Performance-Based Awards”) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto (the “Section 162(m) Exemption”).

(e)   Award Limits.  Notwithstanding any provision of the Plan other than Section 4(c), no Participant may be granted Options or Stock Appreciation Rights during any one-year period with respect to more than 400,000 Shares, or Restricted Stock or Performance Awards subject to this Section 13 that are denominated in Shares, in any three-year period with respect to more than 1,200,000 Shares, and the maximum dollar value payable with respect to Performance Units and/or Other Stock Unit Awards that are valued with reference to property other than Shares and granted to any Participant in any performance period is $100,000 times the number of years in such performance period.

(f)   Adjustments.  Except as provided in Section 13, the Committee shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other Awards in recognition of changes in applicable laws, regulations or accounting principles.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect.  In the event that the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

SECTION 14.    AMENDMENTS AND TERMINATION.

The Board may amend, alter, or discontinue the Plan, but no amendment alteration or discontinuation shall be made which would materially impair the rights of a Participant under an Award without the Participant’s or recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules or intended accounting treatment. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules; provided, however, that stockholder approval shall be required for any amendment (i) which increases the maximum number of Shares for which Awards may be granted under the Plan (subject, however, to the provisions of Section 4(d) hereof), (ii) amends the classes of persons eligible to participate in the Plan, or (iii) extends the term of the Plan.  If and to the extent that any provision of an Award of Stock Appreciation Rights is required to comply with Section 409A of the Code, such provision shall be administered and interpreted in a manner consistent with the requirements of such Section. If and solely to the extent that such provision as currently written would conflict with Section 409A of the Code, the Committee shall have the authority, without the consent of the Participant, to administer the provision and to amend the Award with respect to that provision to the extent the Committee determines to avoid any portion of amounts owed to the Participant being retroactively included in taxable income for any prior taxable year.

SECTION 15.    GENERAL PROVISIONS.

(a)   Transfer Restrictions.  No Award, and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant.  Each Award shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.  Notwithstanding the foregoing, and subject to Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award to a Family Member; provided, however, that an Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and the instrument evidencing the Award.

(b)   No Right to Awards.  No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

(c)   Requirement to Sign Agreement.  The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have, if required by the Committee, executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

(d)   No Right to Continued Employment or Service.  Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment or service contract or confer or be deemed to confer on any Participant any right to continue in the employ or service of, or to continue any other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate a Participant’s employment or service or other relationship at any time, with or without cause.  For purposes of clarification, Awards granted under the Plan shall not guarantee employment or service for the length of any portion of the vesting schedule of any Award.

(e)   Withholding.  The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.  The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by delivery of or transfer of Shares to the Company, or by directing the Company to retain Shares otherwise deliverable in connection with the Award.

(f)   Deferral.  The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred.  Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or cash payments in amounts equivalent to cash dividends on Shares (“dividend equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.  The Committee, in its sole discretion or as otherwise required by application of Section 409A of the Code, may require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional shares of Restricted Stock (to the extent shares are available under Section 4(a).

(g)   Investment Representations.  The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof.  The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.  Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions:

(1)           listing or approval for listing upon notice of issuance of such Shares on the American Stock Exchange, or such other securities exchange as may at the time be the principal market for the Shares;

(2)           any registration or other qualification of such Shares under any state of federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable;

(3)           obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(h)   Additional Compensation Arrangements.  Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(i)   Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

(j)   Severability.  If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(k)   International Awards.  Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy.  The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

(l)   Unfunded Plan.  It is intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation.  The Committee may authorize the creation or trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

(m)   Subsidiary Awards.  In the case of a grant of an Award to any Employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.  All Shares underlying Awards that are forfeited or canceled should revert to the Company.

SECTION 16.    EFFECTIVE DATE OF PLAN.  The Plan shall be effective as of October 28, 2009 (the “Effective Date”), subject to the approval of the holders of at least a majority of the outstanding Shares at the Company’s annual stockholders’ meeting scheduled to occur on such date.

SECTION 17.    TERM OF PLAN.  The Plan will terminate on the tenth anniversary of the effective date of the Plan.  Awards outstanding under the Plan as of such date shall not be affected or impaired by the termination of the Plan.